SCHEDULE 14C INFORMATION

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Pacific Select Fund

(Name of Registrant as Specified In Its Charter)

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PACIFIC SELECT FUND

MID-CAP PLUS BOND ALPHA PORTFOLIO

INFORMATION STATEMENT DATED JANUARY 16, 2025

This document (“Information Statement”) is purely for informational purposes. You are not being asked to vote or take any action on any matter. This Information Statement provides information concerning a change in sub-adviser and related new sub-advisory agreement for the Mid-Cap Plus Bond Alpha Portfolio (formerly named Mid-Cap Equity Portfolio) that went effective on November 1, 2024, and is being sent on or about January 16, 2025, to all shareholders of record of the Mid-Cap Plus Bond Alpha Portfolio as of January 14, 2025.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

I.	Introduction and Background

The Pacific Select Fund (the “Trust”) Board of Trustees (the “Board” or “Trustees”) approved a change in sub-adviser and a new sub-advisory agreement for the Mid-Cap Plus Bond Alpha Portfolio (the “Fund”), effective on or about November 1, 2024. Information concerning these changes was disclosed in a supplement dated July 1, 2024, to the Trust’s prospectus for Class D, Class I, and Class P shares dated May 1, 2024. Under the Investment Company Act of 1940, as amended (the “1940 Act”), a change in sub-adviser generally requires shareholder approval of a new sub-advisory agreement; however, pursuant to an exemptive order (the “Order”) issued to Pacific Life Insurance Company (“Pacific Life”) and the Trust by the U.S. Securities and Exchange Commission (“SEC”) on October 13, 1999, Pacific Life Fund Advisors LLC (“PLFA”) – the investment adviser to the Trust – can hire, terminate, and replace sub-advisers and enter into new sub-advisory agreements without shareholder approval in accordance with the requirements of the Order on behalf of the Trust (except, as a general matter, with sub-advisers affiliated with PLFA). The information herein is provided pursuant to the requirements of the Order.

At a meeting held on June 26, 2024, based upon a recommendation from PLFA, the Board, including all of the Trustees who are not “interested persons” as that term is defined in the 1940 Act (“Independent Trustees”), appointed Fidelity Diversifying Solutions LLC (“FDS”) to serve as sub-adviser of the Fund. At that time, the Board, including all the Independent Trustees, also approved a sub-advisory agreement among the Trust, PLFA and FDS with respect to the Fund (the “FDS Sub-Advisory Agreement”) and terminated the sub-advisory agreement with the prior sub-adviser upon the effectiveness of the FDS Sub-Advisory Agreement. In addition, the Board approved a name change for the Fund to the Mid-Cap Plus Bond Alpha Portfolio. In connection with the change in sub-adviser, changes were also made to the Fund’s principal investment strategies. All these changes went into effect on November 1, 2024.

FDS’s appointment as a sub-adviser and the Board’s approval of the FDS Sub-Advisory Agreement were made in accordance with the requirements of the Order and do not require shareholder approval. In order to facilitate the sub-adviser change, a portion of the Fund’s holdings was sold, and new investments were purchased in accordance with recommendations by FDS and PLFA.

II.	Board Consideration of the New Sub-Advisory Agreement

In considering the appointment of FDS as a sub-adviser for the Fund, the Board reviewed with PLFA its rationale for recommending a change in sub-adviser for the Fund. The Board, including the Independent Trustees, also considered, among other things, the factors described below in evaluating PLFA’s recommendation that FDS be appointed as the new sub-adviser for the Fund and in evaluating the proposed FDS Sub-Advisory Agreement. Additionally, the Board considered the process employed by PLFA in reaching a recommendation for a new sub-adviser, including due diligence conducted by PLFA on the investment resources and personnel of a potential sub-adviser and an assessment of the investment strategies used by a potential sub-adviser. In addition, the Board reviewed information provided by PLFA regarding the specific criteria and information evaluated by PLFA during the selection process of FDS and PLFA’s analysis in reaching its conclusion to recommend FDS as sub-adviser for the Fund. The Trustees also considered that PLFA has historically exercised diligence in monitoring the performance of the sub-advisers and has recommended and taken measures to attempt to remedy relative underperformance by a Fund when PLFA and the Board believed it to be appropriate.

In evaluating the FDS Sub-Advisory Agreement for the Fund, the Board, including all the Independent Trustees, considered the following factors, among others:

A.	Nature, Extent and Quality of Services to be Provided

The Trustees considered the benefits to shareholders of retaining FDS as the new sub-adviser to the Fund, particularly in light of the nature, extent, and quality of the services expected to be provided by FDS. In this regard, the Trustees considered various materials relating to FDS, including copies of the proposed FDS Sub-Advisory Agreement; copies of FDS’s Form ADV; financial information; a written presentation from FDS; a comprehensive report including an assessment by PLFA; responses from FDS to information requested by counsel to the Independent Trustees; and other information deemed relevant to the Trustees’ evaluation. The Trustees also considered a verbal presentation at a meeting held on June 26, 2024 from management and investment personnel from FDS.

The Trustees considered that under the FDS Sub-Advisory Agreement, FDS would be responsible for providing investment advisory services for the Fund’s assets, including providing investment research and analysis and conducting a continuous program of investment by determining which securities would be purchased or sold by the Fund. The Trustees considered the quality of the management services expected to be provided to the Fund over both the short- and long-term, the organizational depth and resources of FDS, including the background and experience of FDS’s management and the expertise of the portfolio management team, as well as the investment strategies, processes and philosophy to be used with respect to the investment strategy.

In addition, the Trustees considered that they had previously reviewed and approved the written compliance policies and procedures and code of ethics for FIAM LLC (“FIAM”), an affiliate of FDS, and that the Trust’s Chief Compliance Officer previously provided an assessment of FIAM’s compliance program, as required under Rule 38a-1 of the 1940 Act, and its code of ethics, which is the same Code of Ethics adopted by FDS. The Trustees considered that both FDS and FIAM operate within the Fidelity Asset Management Solutions business unit, which has implemented a shared services model to provide compliance program management for both FDS and FIAM. The Trustees also took note of the due diligence PLFA conducted with respect to FDS and were aided by the assessment and recommendation of PLFA and the presentation and materials provided by FDS.

The Board concluded that it was satisfied with the nature, extent and quality of the investment management services anticipated to be provided to the Fund by FDS under the FDS Sub-Advisory Agreement.

B.	Performance

The Trustees considered PLFA’s efforts to identify advisory firms that are qualified to manage a short duration fixed income strategy and PLFA’s identification of FDS to serve as sub-adviser with regard to the Fund’s day-to-day investment activities. The Trustees considered that the Fund’s historical performance had been obtained under a different sub-adviser, although PLFA has managed the Fund since its inception. The Trustees considered the investment process and techniques to be used by FDS for the Fund and FDS’s experience managing short duration fixed income strategies, as well as other factors concerning performance in connection with their consideration of this matter and in connection with approval of the FDS Sub-Advisory Agreement, including the factors described below.

The Trustees considered information about the historical performance of a proprietary mutual fund managed by the same FDS portfolio management team that would manage the fixed income portion of the Fund (the “FDS Comparable Performance”), which included a comparison of the FDS Comparable Performance against a pertinent benchmark and an applicable peer group for the one-, three-, five- and ten-year periods as of March 31, 2024. Additionally, the Trustees considered the risk-adjusted returns of the FDS Comparable Performance during certain periods.

The Board determined that FDS’s performance record with respect to a similarly managed mutual fund was acceptable.

C.	Sub-Advisory Fees

The Trustees considered information regarding the comparative advisory fees charged under other investment advisory contracts of FDS with regard to other funds with substantially similar investment strategies as the Fund. The Trustees also considered that the advisory fee schedule and the sub-advisory fee would be reduced from their current levels. The Trustees considered that PLFA was further proposing an advisory fee waiver and that PLFA will monitor and report to the Board the competitiveness of the advisory fee and the reasonableness of the advisory fee retention going forward and recommend further changes to the Board as deemed appropriate.

The Trustees noted that the fee rates were the result of arms’-length negotiations between PLFA and FDS, and that the Fund’s sub-advisory fees are paid by PLFA and are not paid directly by the Fund. The Trustees also considered that there are certain costs associated with a sub-adviser change, but that the ongoing operating expenses paid by the shareholders were not expected to materially increase as a result of this sub-adviser change.

The Board concluded that the compensation payable under the FDS Sub-Advisory Agreement is fair and reasonable.

D.	Costs, Level of Profits and Economies of Scale

The Trustees considered information regarding the anticipated costs to FDS of sub-advising the Fund and the projected profitability of the FDS Sub-Advisory Agreement to FDS, to the extent practicable based on the information provided by FDS. The Trustees noted that any assessment of projected profitability would involve assumptions regarding expense allocations and other factors. Given the arms’-length nature of the relationship between PLFA and FDS with respect to the negotiation of sub-advisory fees, the fact that such fees are paid by PLFA, and the fact that the projected profitability of the FDS Sub-Advisory Agreement to FDS is an estimate because it had not yet begun to manage the Fund, the Trustees considered that projected profitability information for FDS at this time was of limited utility. The Trustees also considered the impact of the sub-advisory fee change to the profitability of the PLFA advisory agreement with the Fund. In addition, the Trustees considered that in negotiating the sub-advisory fee, PLFA takes into account the current and future potential scale of the Fund.

The Trustees considered the organizational strengths of FDS and its ability to attract and retain investment personnel over time and to sustain the staffing of investment teams that will provide services to the Fund. The Board concluded that the Fund’s fee structure reflected in the FDS Sub-Advisory Agreement is fair and reasonable.

E.	Ancillary Benefits

The Trustees received information from PLFA and FDS concerning other benefits that may be received by FDS and its affiliates as a result of their relationship with the Fund, including commissions that may be paid to broker-dealers affiliated with FDS. The Trustees considered potential benefits to be derived by FDS from its relationship with the Fund and that such benefits are consistent with those generally derived by sub-advisers to mutual funds or were otherwise not unusual.

F.	Conclusion

Based on its review, including the consideration of each of the factors referred to above, the Board found that: (i) the FDS Sub-Advisory Agreement is in the best interests of the Fund and its shareholders; and (ii) the compensation payable under the FDS Sub-Advisory Agreement is fair and reasonable. No single factor was determinative of the Board’s findings, but rather the Trustees based their determination on the total mix of information available to them.

III.	The New Sub-Advisory Agreement

The FDS Sub-Advisory Agreement is substantially similar to the sub-advisory agreement with the prior sub-adviser. FDS, subject to the supervision of PLFA, provides a continuous investment program for the Fund and determines the composition of the assets of the Fund, including the evaluation, investment, purchases and/or sales and reinvestment of the assets in accordance with the Fund’s investment goals, strategies, policies, and restrictions. FDS bears all expenses incurred by it and its staff with respect to all activities in connection with the performance of sub-advisory services under the FDS Sub-Advisory Agreement. All other Fund expenses not specifically assumed by FDS under the FDS Sub-Advisory Agreement or by PLFA under the Investment Advisory Agreement are borne by the Fund.

Except as may otherwise be required by the 1940 Act or the rules thereunder or other applicable law or the provisions of the FDS Sub-Advisory Agreement, FDS, its affiliates and control persons are not subject to any liability for, nor subject to any damages, expenses or losses in connection with, any act or omission connected with or arising out of any services rendered under the FDS Sub-Advisory Agreement, except by reason of FDS’s willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of FDS’s obligations and duties under the FDS Sub-Advisory Agreement.

Pursuant to the FDS Sub-Advisory Agreement, FDS will indemnify and hold harmless PLFA, its affiliates and control persons (collectively, the “PL Indemnified Persons”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which PLFA or such PL Indemnified Persons may become subject under the federal securities laws, under any other statute, at common law or otherwise, arising out of FDS’s responsibilities to the Trust that: (i) are based upon any willful misfeasance, bad faith, gross negligence or reckless disregard of FDS’s obligations and/or duties under the FDS Sub-Advisory Agreement by FDS or by any of its directors, officers or employees, or any affiliate or agent or delegate acting on behalf of FDS (other than a PL Indemnified Person); (ii) are based upon FDS’s (or its agent’s or delegate’s) material breach of any provision of the FDS Sub-Advisory Agreement, including material breach of any representation or warranty; (iii) are based upon any untrue statement or alleged untrue statement of a material fact contained in a registration statement or prospectus covering the shares of the Trust or any fund, or any amendment thereof or any supplement thereto, or the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon information furnished in writing to PLFA, the Trust, or any affiliated person of the Trust by FDS or any affiliated person or agent or delegate of FDS (other than a PL Indemnified Person); or (iv) are based upon a breach of FDS’s fiduciary duties to the Trust or violation of applicable law.

The FDS Sub-Advisory Agreement for the Fund will continue in force for an initial period of two years from its effective date, and will continue from year to year thereafter, subject to approval annually by the Board or by the shareholders of the Fund and also, in either event, approval of a majority of the Independent Trustees. The FDS Sub-Advisory Agreement may be terminated without penalty at any time by any of the parties upon 60 days’ prior written notice to the other parties and will terminate automatically in the event of its assignment as determined under the 1940 Act and any rules adopted by the SEC thereunder.

IV.	The New Advisory and Sub-Advisory Fee Rates

The advisory fee rate payable by the Fund to PLFA under the advisory agreement was changed in connection with the FDS Sub-Advisory Agreement. The prior and new fee schedules are referenced below:

Prior Fee Schedule*	New Fee Schedule**
0.65% on the first $4 billion	0.45% on all assets
0.63% on the excess

* The investment adviser had agreed to waive 0.20% of its management fee through April 30, 2025.	** The investment adviser has agreed to waive 0.05% of its management fee through April 30, 2026.

After April 30, 2026, the waiver agreement under the new fee schedule will automatically renew annually for successive one-year terms unless: (i) PLFA provides at least 30 days’ written notice of termination of the agreement prior to the beginning of the next applicable one-year term, (ii) it is terminated upon 90 days’ prior written notice by the Trust to PLFA, or (iii) the advisory contract is terminated. There is no guarantee that PLFA will continue the waiver after the current expiration date.

For the period November 1, 2023 through December 31, 2023, the Fund’s advisory fees paid or owed by the Fund to PLFA totaled $431,429. Had the new advisory fee rate been in effect for the same period, the Fund’s advisory fees paid or owed by the Fund would have been $383,492, a decrease in fees paid by the Fund of approximately 11.11%.

The sub-advisory fee rate under the prior sub-advisory agreement, dated November 1, 2023, and the new sub-advisory fee rate under the FDS Sub-Advisory Agreement paid on the portion of the Fund managed by FDS pursuant to the following schedule (both based upon the Fund’s average daily net assets and paid monthly) are referenced below:

Prior Fee Schedule	New Fee Schedule
0.17% on the first $100 million	0.08% on all assets
0.15% on the next $400 million
0.13% on the excess

The Fund’s sub-advisory fees were paid by PLFA to the prior sub-adviser from November 1, 2023 through October 31, 2024. For the period November 1, 2023 through December 31, 2023, the Fund’s sub-advisory fees paid or owed by PLFA to the prior sub-adviser totaled $145,044 for management of the entire Fund. Had the new sub-advisory fee rate been in effect for the same period, the Fund’s sub-advisory fees paid or owed by PLFA would have been $76,916, a decrease in fees paid by PLFA of approximately 46.97%. For the period November 1, 2023 through December 31, 2023, the Fund did not pay any brokerage commissions to an affiliated broker of FDS.

V.	Information Regarding FDS

FDS is a registered investment adviser and a wholly owned, privately held subsidiary of FMR LLC. As of October 31, 2024, the total assets under management of FDS were approximately $4.95 billion.

The address for the entities above is as follows:

Entity Name	Address
FDS and FMR LLC	245 Summer Street, Boston, MA 02210

FDS acts as investment adviser or sub-adviser to the following registered investment companies that have similar investment objectives as the Fund.

Fund Name	Net Assets (as of October 31, 2024)	Compensation Rate (Advisory or Sub-Advisory Fee)	Waived/ Reduced/ Agreed to Reduce (Yes or No)
Fidelity SAI Short-Term Bond Fund (only available to clients enrolled in Fidelity® Wealth Services.)	$4.28 billion	0.21%	No
Fidelity Short-term Bond Fund (Class Z)	$2.30 billion	0.25%	No
Fidelity Series Short-Term Credit Fund (This fund is provided to clients as an underlying investment in Fidelity Freedom Funds or certain asset management programs.)*	$469.85 million	N/A	No
Fidelity SAI Low Duration Income Fund (only available to clients enrolled in Fidelity® Wealth Services.)	$7.84 billion	0.20%	No
Fidelity Conservative Income Bond Fund – (Class Z)	$6.27 billion	0.20%	No
Fidelity Flex Conservative Income Bond Fund (Shares are available only to certain fee-based accounts and advisory programs offered by Fidelity.)*	$467.80 million	N/A	No
*	The fund does not pay a management fee to the Adviser. The Adviser receives no fee from the fund for handling the business affairs of the fund and pays the expenses of the fund with certain exceptions.

The names, principal occupations and addresses of the principal executive officers and directors of FDS are set forth below:

Name[1]	Title(s) and Principal Occupation
Martin McGee	Director; Chief Financial Officer
Kimberly L. Perry	Director; Head of Investment Services, Fidelity Asset Management Solutions
William Irving	Director; President, Head of Fidelity Asset Management Solutions
Christopher Rimmer	Treasurer, Head of Asset Management Finance, Strategy and Fund Oversight
Michael Shulman	Assistant Treasurer, Head of Tax
John Slyconish	Assistant Treasurer, Treasurer FMR LLC
Cynthia Lo Bessette	Secretary, Head of Digital Asset Management
Joseph Benedetti	Assistant Secretary, Senior Vice President, Deputy General Counsel
Lisa D. Krieser	Assistant Secretary, Vice President, Associate General Counsel
Stephanie J. Brown	Chief Compliance Officer

[1]	The address for Shulman and Slyconish with respect to their positions with FDS is 155 Seaport Blvd., Boston, MA 02210. The address for Benedetti with respect to their position with FDS is 499 Washington Blvd., Jersey City, NJ 07310. The address for Krieser with respect to their position with FDS is One Destiny Way, Westlake, TX 76262. The address for Brown with respect to their position with FDS is One Spartan Way, Merrimack, NH 03054. The address of all other individuals listed above with respect to their positions with FDS is 245 Summer Street, Boston, MA 02210.

No Officer or Trustee of the Trust is an officer, director, or shareholder of FDS (including its affiliates).

Additional Information

Additional information about FDS is available in the Trust’s Statement of Additional Information, a copy of which may be obtained by contacting the Trust through one of the methods provided below.

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The Trust’s annual tailored shareholder report for the fiscal year ended December 31, 2024 will be sent to shareholders and may be requested without charge once available by referring to the Trust’s contact information below. The Trust’s annual report for the fiscal year ended December 31, 2023, and the Trust’s semi-annual tailored shareholder report for the fiscal half-year period ended June 30, 2024, including financial statements and related notes, were both previously made available to shareholders and are available upon request without charge by contacting the Trust by:

Email:	PSFdocumentrequest@pacificlife.com
Regular mail:	Pacific Select Fund, P.O. Box 9000, Newport Beach, CA 92660
Express mail:	Pacific Select Fund, 700 Newport Center Drive, Newport Beach, CA 92660
Telephone:	Pacific Life Annuity Contract Owners: 1-800-722-4448

Pacific Life Insurance Policy Owners: 1-800-347-7787

Pacific Life Annuity Financial Professionals: 1-800-722-2333

Pacific Life Insurance Financial Professionals: 1-800-347-7787

Pacific Life & Annuity Company (“PL&A”) Annuity Contract Owners: 1-800-748-6907

PL&A Insurance Policy Owners: 1-888-595-6997

PL&A Annuity Financial Professionals: 1-800-722-2333

PL&A Insurance Financial Professionals: 1-888-595-6997

Website:	www.PacificLife.com/PacificSelectFund.html

To help reduce expenses, environmental waste, and the volume of mail you receive, only one copy of this Information Statement may be sent to shareholders who share the same household address (“Householding”). You may elect to not participate in Householding by contacting the Trust through one of the methods provided above. If you are not currently participating in Householding, you may elect to do so by writing to the Trust.

The Trust’s investment adviser is PLFA. PLFA and Pacific Life provide administrative services to the Trust. They are located at 700 Newport Center Drive, Newport Beach, CA 92660.

The Trust’s principal underwriter and distributor is Pacific Select Distributors, LLC, 700 Newport Center Drive, P.O. Box 9000, Newport Beach, CA 92660.

PLEASE RETAIN THIS INFORMATION STATEMENT FOR FUTURE REFERENCE

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